Worthington Industries Acquires Shiloh’s U.S. BlankLight® Business

COLUMBUS, Ohio, June 8, 2021 -- Worthington Industries, Inc. (NYSE:WOR) today announced the acquisition of certain assets of Shiloh Industries’ U.S. BlankLight® business, a leading provider of laser welded solutions that deliver material savings, weight and cost reductions and increased fuel efficiency to the mobility market. The acquisition expands the capacity and capabilities of Worthington’s laser welded products joint venture, TWB Company, LLC,  with the addition of three facilities and adds a blanking facility to its Steel Processing business.

“The demand for tailor welded blanks and lightweighting technology is growing and the acquisition of these Shiloh assets allows us to support that growth while adding new capabilities,” said Worthington Industries Executive Vice President and COO Geoff Gilmore. “Shiloh’s BlankLight expertise in curvilinear and aluminum welded blanks adds to TWB’s wide range of tailor welded products, creating more value and innovation for our customers.” Gilmore added, “It also broadens our relationships with key automotive customers and expands the geographic reach of our Steel Processing business through an additional blanking operation.”

The transaction adds approximately 200 employees and four facilities located in Bowling Green, Ky., Canton, Mich. and two in Valley City, Ohio. TWB will operate the laser welded blank facilities in Ohio and Michigan. The Kentucky facility will operate under Worthington’s Steel Processing business, expanding the blanking services currently provided from its Monroe, Ohio and Porter, Ind. facilities.

The purchase price was approximately $105 million, subject to closing adjustments. In calendar year 2020, the acquired assets generated net revenue of $170.5 million and adjusted EBITDA of $20.5 million.

A presentation with more information on the acquisition can be found on the investor relations section of the Company’s website.

About TWB Company, LLC

TWB is North America’s market leader for tailor welded products with eight locations in Kentucky, Michigan, Tennessee, Ontario and Mexico. Formed in 1992, TWB Company is a joint venture between Worthington Industries and BAOSteel, with Worthington holding majority ownership. TWB’s financial results are consolidated within Worthington’s Steel Processing business segment. More information about TWB can be found at www.TWBCompany.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction,

-more-

Worthington Industries

June 8, 2021

industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 53 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

XXX